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                                                                    EXHIBIT 5.1




                                       June 20, 2000


ImageX.com, Inc.
10800 N.E. 8th Street, Suite 200
Bellevue, WA 98004

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 748,539 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Amended and Restated Extensis Corporation 1994 Stock Incentive Plan (the "Stock Incentive Plan") pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of May 20, 2000 and effective as of March 18, 2000, among and between the Company, Columbia Acquisition Corp., a wholly-owned subsidiary of the Company, creativepro.com, Inc., and Standish O'Grady, as shareholder representative.

     In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company's management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such shares shall be validly issued, fully paid and nonassessable.

     The opinions contained in this letter are given as of the date hereof, and we render no opinion as to any matter brought to our attention subsequent to the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and in any amendment thereto.

                                      Very truly yours,


                                      /s/ LANE POWELL SPEARS LUBERSKY LLP

                                      LANE POWELL SPEARS LUBERSKY LLP